GigaCloud Technology Investor Presentation Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Dated August 2, 2022 Relating to Preliminary Prospectus dated August 1, 2022 Registration Number 333-266058

Forward-Looking Statements This presentation of GigaCloud Technology Inc (the “Company”) contains statements that reflect the Company’s intent, beliefs or current expectations about the future. These statements can be recognized by the use of words such as “expects,” “plans,” “will,” “estimates,” “projects,” “intends,” or words of similar meaning. These forward-looking statements are not guarantees of future performance and are based on a number of assumptions about the Company’s operations and other factors, many of which are beyond the Company’s control, and accordingly, actual results may differ materially from these forward-looking statements. Caution should be taken with respect to such statements and you should not place undue reliance on any such forward-looking statements. The Company or any of its affiliates, advisers or representatives or the underwriter has no obligation and does not undertake to revise forward-looking statements to reflect newly available information, future events or circumstances. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the forward-looking statements. For a more detailed description of the risks and uncertainties affecting the Company, the reference is made to the Company’s reports filed from time to time with the U.S. Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks detailed in the Company’s preliminary prospectus dated August 1, 2022, filed with the SEC as a part of the Company’s Registration Statement on Form F-1 (File No. 333-266058), and documents incorporated by referenced therein. In evaluating its business, the Company uses certain non-GAAP measures as supplemental measures to review and assess its operating and financial performance. These non-GAAP financial measures have limitations as analytical tools, and when assessing the Company’s operating and financial performances, investors should not consider them in isolation, or as a substitute for any consolidated statement of operations data prepared in accordance with U.S. GAAP.

Free Writing Prospectus Statement This presentation highlights basic information about the Company and the offering to which this presentation relates. Because it is a summary, it does not contain all of the information that you should consider before investing in the Company’s securities. The Company has filed a Registration Statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Aegis Capital Corp., Attention: Syndicate Department, 1345 Avenue of the Americas, 27th Floor, New York, NY 10105 by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010.

Transaction Details Issuer GigaCloud Technology Inc Offering Type Initial Public Offering of Class A Ordinary Shares Price Range $10.25 - $12.25 Shares Offered 2,450,000 Class A ordinary share (or 2,817,500 Class A ordinary share if the underwriter exercises the over-allotment option to purchase additional Class A ordinary share in full) Gross Proceeds $27,562,500 (assuming pricing at the midpoint of $11.25 per share and no exercise of the over-allotment option) Listing/Symbol NASDAQ: GCT Pre-IPO Shares Outstanding 27,976,814 Class A ordinary shares and 9,326,732 Class B ordinary shares Use of Proceeds Working capital, operating expenses, capital expenditures and other general corporate purposes including funding potential strategic acquisitions, investments and alliances, although there are not any discussions or negotiations with respect to any such transaction Underwriter Aegis Capital Corp.

Company Overview

Elite Veteran-Led Management Team 14+ Years of Experience Xin Wan Chief Technology Officer (CTO) Has served as chief technology officer since 2014 Previously served as the vice president of the education business unit of Aspire Company of China Mobile from 2010 to 2014 Graduated from Tsinghua University 26+ Years of Experience Larry Wu Chief Executive Officer (CEO) Founded the Company in 2006 Prior to founding our company, Mr. Wu served as general manager of an online vocational education company, New Oriental Education & Technology Group Inc. (NYSE: EDU and SEHK: 9901), from 2002 to 2006 Graduated from Yale University with an MBA degree 12+ Years of Experience David Lau Chief Financial Officer (CFO) Over 12 years of experience in the financial industry Previously held investment banking positions at Wells Fargo Graduated from the University of Toronto with a Bachelor’s degree and the University of Hong Kong with a Master’s degree

Who We Are Primarily Manufacturers Based in Asia Primarily Resellers Based in the U.S. & Europe Furniture Home Fitness Equipment Gardening Home Appliance Strategically Focused on Large Parcel Products that Require Specialized Logistics Capabilities GigaCloud offers one-stop-shop logistic solutions for a broad catalog of the large parcel “big and bulky” market, making slow moving products move fast, and helping both sellers & buyers achieve and sustain consistent cross border growth GigaCloud Marketplace

Flexible Trading Tools to Facilitate Transaction & Fulfillment Services Cloud Wholesale Fulfillment Cloud Courier White Glove Will Call Multiple Transactional & Fulfillment Options To Meet Customers’ Specific Needs Simple Transactions 1 Complex Transactions Rebate, Margin, Spot Price, and Margin Transactions for Future Goods 1 Fulfillment Options 2 $X $X $X $X $X $X $X $X $X $X $X $X

Attractive Seller Cohort Trends Since inception of GigaCloud Marketplace, active 3P sellers’ GMV has consistently increased over time 2021 sellers increased GMV sold from $1mm in Q1 2021 to $14mm in Q1 2022, 1,239% year-over-year increase We expect continued growth in the number of active 3P sellers through internal sales force initiatives, referrals by existing users and word-of- mouth Adding 3P Sellers also helps add SKUs as new sellers bring new products to the platform USD in $mm Background Active 3P Seller GMV in GigaCloud Marketplace $1 $1 $2 $2 $5 $8 $11 $13 $14 $12 $12 $11 $3 $8 $17 $19 $21 $22 $24 $26 $1 $4 $7 $10 $14 $1 13 31 51 71 89 121 163 210 236 270 329 382 410 $0 $25 $50 $75 Q1'19 Q2'19 Q1'22 7,300 SKUs 410 Active 3P Sellers Source: Company management. 3P Sellers represents the group of sellers who first sold products on the GigaCloud Marketplace in a given year. Active 3P Sellers shows the total number of sellers who have sold at least one item on the GigaCloud Marketplace in the last twelve months. Q3'19Q4'19 2019 3P Sellers (1) Q1'20Q2'20 2020 3P Sellers(1) Q3'21Q4'21 Active 3P Sellers(2) Q1 2022 Key Statistics Q3'20Q4'20 2021 3P Sellers(1) Q1'21Q2'21 2022 3P Sellers(1) LTM March 31, 2022 As of March 31, 2022

Attractive Buyer Cohort Trends Since inception of GigaCloud Marketplace, active buyers’ spend has consistently increased over time 2021 buyers increased their spend from $5mm in Q1 2021 to $37mm in Q1 2022, 675% year-over-year increase We expect continued momentum in buyer spend and engagement as we expand service offerings and enhance our logistics capabilities Additionally, we expect the number of active buyers to continue to grow as a result of marketing, customer referrals and word-of-mouth Key Buyer Trends USD in $mm Active Buyer Spend (GMV) in GigaCloud Marketplace 3,782 Active Buyers ~$116k Spend per Active Buyer Source: Company management. Buyers represent the group of buyers who first purchased products on the GigaCloud Marketplace in a given year. Active Buyers shows the total number of buyers who have made at least one purchase in our GigaCloud Marketplace in the last twelve months. Q1 2022 Key Statistics $7 $10 $16 $20 $39 $39 $41 $47 $40 $35 $36 $40 $1 $7 $16 $27 $38 $50 $41 $41 $33 $5 $16 $28 $36 $37 $3 39 $2 156 279 441 689 993 1,351 1,689 2,138 2,555 3,082 3,566 3,782 $0 $50 $100 $150 $200 Q1'19 Q2'19 Q3'19 Q4'19 Q4'21 Q1'22 2019 Buyers(1) Q1'20Q2'20 2020 Buyers(1) Q2'21Q3'21 Active Buyers(2) Q3'20Q4'20Q1'21 2021 Buyers(1)2022 Buyers(1) LTM March 31, 2022 LTM March 31, 2022

Ocean Transportation Covering 11 ports of destination Over 10,000 annual containers Extensive Trucking Network Partnership with major trucking and freight service providers Global Basic Logistics Facilities Network 21 overseas large-scale warehouses located in 4 countries around the world Over 4 million sq. ft. of warehouse space and expanding Single, unified warehouse management system End-to-End Logistics Capabilities Local Resources in the US 2 warehouses and 2 ports of destination in the UK 14 warehouses and 7 ports of destination in the US 1 warehouse and 1 port of destination in Germany 4 warehouses and 1 port of destination in Japan End-to-End Cross Border Fulfillment Capabilities Delivery of goods End Customers Reseller Manufacturer Cloud Storage: Virtual warehousing solution for manufacturer Cloud Delivery: Direct drop ship to end customer with one flat rate option Last mile delivery bulk merchandise (with over 150 pounds) and installation service to end customers Currently available for 9 metro markets in the U.S., ability to reach over 90% of customers in the lower 48 states within 3 days, on average Strategic locations Key populated regions Close to customers Shortened delivery time to end consumer Three key operating centers in California, Georgia, and New Jersey Local Resources Internationally 11

Data Driven Operations AI / ML Enabled Technology Stack Big Data Driven Technology Stack Powered by AI & Machine Learning Drives Incremental Operating Efficiencies Buyer Data Informs buyer behavior which allows for more targeted product marketing Seller Data Leverage AI to establish credit profiles based on sales record, volume and rating that could be utilized for future credit extensions End Customer Data Informs purchase behavior and latest consumer preferences Product Data Collects real-time market trends to provide value-added market analysis to sellers / buyers and better inform 1P inventory selection Warehousing Data Optimizes inventory levels globally to improve operating efficiencies

Financial Overview

GigaCloud’s GMV and Revenue Structure GigaCloud 3P GigaCloud 1P Off-Platform eCommerce GigaCloud Marketplace For the Year Ended December 31, 2021 2022 $89.5 $113.4 For the Three Months Ended March 31, GigaCloud Marketplace GMV (in millions) 2020 2021 $190.5 $414.2 Service Revenue Product Revenue Year Ended December 31, 2020 Year Ended December 31, 2021 Three Months Ended March 31, 2021 Three Months Ended March 31, 2022 $60.1 million $98.3 million $20.4 million $31.2 million $122.1 million $188.3 million $42.3 million $54.3 million $93.3 million $127.6 million $31.9 million $27.0 million

Financial Highlights Strong, Profitable Financial Profile Tremendous Scale Extensive Reach GigaCloud at a Glance $414M Revenue FY2021 50% Revenue Growth FY2021 69% GigaCloud Marketplace GMV Growth LTM MARCH 31, 2022 410 Active Sellers LTM MARCH 31, 2022 3,782 Active Buyers LTM MARCH 31, 2022 7,300 3P SKU Quantity As of March 31, 2022 ~$116k Active Buyer Spend LTM MARCH 31, 2022 $29M / 7% Net Income Margin（1） FY2021 $48M / 12% Adj. EBITDA (2) / Margin（3） FY2021 $438M GigaCloud Marketplace GMV LTM MARCH 31, 2022 (1) Net income/revenue (2) Net income + income tax expense + interest expense-interest income + depreciation and amortization + share-based compensation expense (3) Adj. EBITDA/revenue

Financials Overview

Commentary

- Rapid historical GMV growth fueled by seller and buyer adoption
- GMV on the GigaCloud Marketplace is becoming more prominent as the platform continues to scale

Historical GMV by Business



($ in millions)
GigaCloud Marketplace
Off-Platform
$100
65
35
$283
93
190
$541
127
414
$122
32
90
$140
27
113
2019A
2020A
2021A
Q1 2021
Q1 2022

Commentary

- Strong historical revenue growth with continued runway for increased scale
- Majority of revenue will still come from product vs. service, but as the GigaCloud Marketplace continues to scale, revenue from service will exceed product in the long run

Historical Revenue by Business



($ in millions)
Product
Service
$122
15
107
$275
60
215
$414
98
316
$95
20
74
$112
31
81
2019A
2020A
2021A
Q1 2021
Q1 2022

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Due to rounding, numbers presented may not add up precisely to the totals provided

Financials Overview (Continued) Commentary Commentary Gross profit contracted in Q1 2022 due to sharp increase in ocean freight costs in 2021 as well as unfavorable FX rate Gross profit has increased substantially from 2019 due to GMV and 1P growth Moderate EBITDA growth despite disadvantageous operating environment EBITDA margin(2) remains challenged by ocean freight costs as well as unfavorable FX rates Historical Gross Profit Historical Adj. EBITDA(1) ($ in millions and % Margin) ($ in millions and % Margin) (1) Net income + income tax expense + interest expense-interest income + depreciation and amortization + share-based compensation expense (2) Adj. EBITDA/revenue

18 Growth Strategy

Our Growth Strategies

Expandable platform with significant avenues for growth

Grow and Diversify Seller Base and SKUs

- Grow and diversify existing seller base
- In 2021, 85% of active 3P sellers in marketplace were based in China → looking to expand seller base into South East Asia including Vietnam, Thailand, Indonesia and Philippines
- Expand existing offerings and opportunistically extend catalog

Grow Buyer Base and Engagement

- Attract new buyers to marketplace
- In LTM Q1 2022, 3,782 buyers generated $438.1mm of GigaCloud Marketplace GMV
- Continue to make investments to increase brand awareness and improve product offerings to drive buyer stickiness to the platform

Expand Product Service Offerings

- Continue to leverage data analytics capabilities to develop new tools and services to drive incremental revenue opportunities
- Launched supply chain financing services in September 2020 to select qualified sellers
- Plan to roll out paid advertising tools that promote products based on search results

Expand Geographic Coverage

- Success is based on expansive geographic footprint in key markets
- Build out additional infrastructure in key markets in the U.S., including Braselton, GA, Ontario, CA and Dallas, TX
- Plan to enter into new geographies in Europe including North Rhine-Westphalia, Germany

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22 Q&A